Draft 3/30/00
For Immediate Release                                                  #00-14

Contact:   Lew Nevins
           Vice President, Investor Relations
           Tel:  (972) 858-6025

                EARTHCARE PROVIDES PRELIMINARY FINANCIAL RESULTS

Dallas, TX, March 31, 2000 - EarthCare Company (NASDAQ: ECCO) announced that it will file with the Securities and Exchange Commission today to extend the deadline for filing EarthCare's 1999 Form 10-K to no later than April 14, 2000. Final audited results will be available and the Form 10-K will be filed on or before this date. The Company will also file on or before April 14, 2000, Forms 10-Q/A to restate results for the first three quarters of 1999.

For the twelve months ended December 31, 1999, preliminary, unaudited results indicate revenues of approximately $42 million and a loss before taxes of approximately $17 million. The loss for 1999 resulted primarily from a write-down of approximately $12 million of goodwill related to acquisitions made in 1997 and 1998 and adjustments to accrual and reserve accounts and expensing certain acquisition and software development costs, some of which were previously capitalized. As a result of the preliminary financial information, the Company is working to obtain waivers required under its credit agreements. The Company expects to have these waivers by the time it files the Form 10-K.

In 1998, the Company reported revenues for the full year of $25.7 million and a net after tax loss of $1.4 million or $.17 per share.

Donald Moorehead, Chairman and Chief Executive Officer of EarthCare, said, "The goodwill adjustment relates to EarthCare making a transition from a growth by acquisition company to a company focused on internal growth and expansion through innovative sales and marketing programs. These programs emphasize proactive services and are driven by internet based systems. I believe we have now taken the proper steps from an organizational and strategic standpoint to position Earthcare to succeed in 2000 and beyond."

EarthCare is a comprehensive service organization with business units serving the waste and information needs of a variety of residential, commercial and industrial customers.

Forward-looking statements in this release involve a number of risks and uncertainties that may cause actual results to differ materially from expected results. These risks and uncertainties are described in detail in the Company's filings with the Securities and Exchange Commission.